As filed with the Securities and Exchange Commission on November 6, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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ROYCE GLOBAL VALUE TRUST, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Vote Today to Approve the New Investment Advisory Agreement. Stockholder Approval is Necessary to Receive Value Provided by Tender Offer.

Vote Today to Ensure Royce Global Value Trust Can Continue to Operate Stockholder Approval is Necessary to Receive Value Provided by Conditional Tender Offer The Royce Global Value Trust, Inc. (the “Fund”) Special Meeting of Stockholders (the “Meeting”) is now scheduled to be held on December 1, 2020. This means that time is running short to vote to approve the new investment advisory agreement.1 Approval of the agreement ensures the Fund can continue to operate and execute its differentiated investment strategy. As previously announced, the Fund’s Board of Directors has authorized a cash tender offer for up to 40%2 of the Fund’s outstanding shares of common stock (the “Shares”) at a price per Share equal to 100% of the Fund’s net asset value per Share.3 The completion of the tender offer is contingent on stockholders’ approval of the new investment advisory agreement. Failure to approve the new investment advisory agreement could result in negative outcomes for you, including… The failure of the A meaningful loss Potential negative The liquidation of conditional tender of value tax consequences the Fund offer Vote Today!

Your Vote is Important, No Matter How Many or How Few Shares You Own You can vote by internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided. If you have any questions about how to vote your shares or the tender offer or need additional assistance, please contact: Innisfree M&A Stockholders Call Toll Free: (877) 825-8906 Incorporated Banks and Brokers Call: (212) 750-5833 REMEMBER We urge you not to vote using any other colored proxy card as doing so will revoke your vote on the WHITE proxy card. 1 Due to the “change of control” that resulted from the combination of Legg Mason Inc. and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, that caused the Fund’s previous investment advisory agreement to terminate in accordance with its terms as required by applicable law. 2 Additional terms and conditions of the tender o_er will be set forth in filings to be made with the Securities and Exchange Commission, the Fund’s tender o_ering materials sent to stockholders, and additional press releases, as applicable. If the number of Shares tendered in the tender o_er exceeds the maximum number of Shares that is subject to the tender o_er, the Fund will purchase Shares from tendering stockholders on a pro rata basis (disregarding fractional shares). Accordingly, no assurance can be given that the Fund will purchase all of a stockholder’s tendered Shares in the tender o_er or that such Share repurchases will reduce or eliminate any discount of the Fund’s market price per Share to the Fund’s net asset value per Share. 3 Net Asset Value as of the close of regular trading on the New York Stock Exchange on the trading day immediately following the expiration date for the tender o_er. Forward-looking Statement This letter is not an o_er to purchase nor a solicitation of an o_er to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to di_er materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission, including the Fund’s Annual Report to Stockholders on Form N-CSR, for the year ended December 31, 2019, the Fund’s Semi-Annual Report on Form N-CSRS, for the six months ended June 30, 2020 and subsequent filings with the Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Fund undertakes no responsibility to update publicly or revise any forward-looking statement.